Exhibit 10.11

Separation Agreement

Galecto Biotech ApS

and

Galecto Biotech AB

and

Galecto, Inc.

and

Hans Thalsgård Schambye

Galecto Biotech ApS

CVR no. 34878366

Ole Maaløes Vej 3

2200 Copenhagen

(the "Company")

and

Galecto Biotech AB

Ole Måløes Vej 3
2200 Copenhagen

and

Galecto, Inc.

75 State Street, Suite 100
Boston, MA 02109

and

Hans Thalsgård Schambye

Rigensgade 9B, st.

1316 Copenhagen

(the "CEO")

(each a "Party" and collectively referred to as the "Parties")

have today entered into this separation agreement (the "Separation Agreement").

1.
Termination of Employment
1.1
By service agreement of 23 April 2013 (the "Service Agreement"), the CEO was employed with the Company and Galecto Biotech AB on 1 February 2013. The CEO was a member of the board of directors of the Company, Galecto Biotech AB and Galecto, Inc. (collectively, the “Company Group”).
1.2
The Parties have mutually agreed that the CEO will no longer serve in his position as CEO effective as of 10 February 2026 at 12:01 am ET and will terminate employment as of the date the Parties have signed the Separation Agreement (the "Effective Date of Termination").
1.3
Consequently, the Parties have entered into the Separation Agreement concerning their rights and obligations in relation to the cessation of the employment.
2.
De-Registration; Resignation from Directorships
2.1
The Company will as soon as practically possible provide for the de-registration of the CEO as CEO and a member of the board of directors of the Company and Galecto Biotech AB with the Danish Business Authority and Swedish Commerce Companies Agency (Erhvervsstyrelsen and

Bolagsverket, respectively). The CEO must provide such assistance as may be required in connection with such de-registrations.
2.2
The CEO hereby resigns from the board of directors of Galecto, Inc., effective as of the later of 10 February 2026 at 12:01 am ET and the CEO’s execution of the Separation Agreement.
3.
Executive Separation Benefits Plan
3.1
As compensation for the lack of notice of termination and in lieu of any payment in lieu of notice, subject to the CEO’s timely execution of this Separation Agreement, the CEO will receive the following separation benefits in accordance with the “Executive Separation Benefits Plan” applicable for Galecto, Inc. and its subsidiaries, including the Company (the “Plan”):
•
15 months of base salary paid in a single lump sum, payable within 30 days following execution of this Separation Agreement.
•
A pro rata bonus for the year 2026 equal to DKK 238,225, which is pro-rated based on a fraction, the numerator of which is the number of days in 2026 prior to the Effective Date of Termination and the denominator of which is 365, payable within 30 days following execution of this Separation Agreement.
•
The portion of the CEO’s equity awards listed in Exhibit A attached hereto as to be accelerated will become vested upon the Effective Date of Termination.
•
A cash payment of DKK 2,173,800, representing CEO’s unpaid retention bonus in accordance with the retention bonus agreement entered into between the Company and the CEO on 10 November 2025 (the “Retention Agreement”), payable within 30 days following execution of this Separation Agreement.
3.2
The CEO’s entitlement to any separation benefits under the Plan is conditional upon the CEO’s continued compliance with the terms and conditions of the Plan, including the cooperation and availability obligations set out in section 6(b) of the Plan.
4.
Holiday
4.1
The CEO will not be entitled to compensation for any holidays not yet taken as of the Effective Date of Termination, cf. clause 11.5 in the Service Agreement.
5.
Confidentiality
5.1
The CEO must observe strict confidentiality both before and after the Effective Date of Termination with respect to all aspects of the Company Group's affairs, including its activities, practices, and business relations.
5.2
The duty of confidentiality applies to all material, including, but not limited to information relating to customers and prices, marketing material, know-how, software, strategies and concepts, technical drawings, formulas and models, regardless of the form or medium in which it exists.
5.3
The CEO must also – after the Effective Date of Termination – observe section 3 of the Danish Marketing Practices Act (markedsføringsloven) and the Danish Act on Trade Secrets (lov om forretningshemmeligheder), including section 4.

6.
Return of Property
6.1
All property and documents belonging to the Company Group, but in the CEO's possession, including, but not limited to mobile phone, laptop, keys, entrance cards, payments cards, instructions, model agreements, correspondence, concepts, internal work documents and software, must be returned to the Company Group according to specific agreement with Alex Villiam Pedersen.
6.2
After the Effective Date of Termination, the Company Group will no longer pay the expenses associated with the CEO's internet connection at the CEO's home address.
6.3
To enable the Company Group to continue the activities in which the CEO has been engaged, all email correspondence etc. must be stored and may thus not be deleted without the Company Group's express written consent.
6.4
Any breach of the duty to return the Company Group's property etc. and the duty not to delete email correspondence etc. constitutes a material breach of this Separation Agreement.
7.
Non-competition clause
7.1
The non-competition clause agreed in clause 17 of the Service Agreement will cease to apply, cf. section 38(2) of the Danish Contracts Act (aftaleloven). Consequently, the CEO is not bound by the non-competition clause and will not be compensated in any way.
8.
Full and Final Settlement
8.1
The Separation Agreement is in full and final settlement of all known and unknown, current and potential claims of the CEO against all members of the Company Group and their respective affiliates, predecessors, successors, subsidiaries and benefit plans and the foregoing entities’ respective equityholders, officers, directors, managers, members, employees, agents, representatives and other affiliated persons, it being agreed that the Separation Agreement has been concluded subject to the CEO not raising any claims for compensation for the termination of employment, additional salary, bonuses, holiday pay, benefits under the Plan, any equity awards, notice prior to termination or pay in lieu of notice, or any other claims against any member of the Company Group with respect to the employment relationship, his ownership of Galecto, Inc. and his service as a member of the board of directors of each member of the Company Group. Such released claims include, without limitation, all claims, damages or causes of action of any kind related to the CEO’s ownership of any interest in any member of the Company group, the CEO’s employment with any member of the Company Group, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date the CEO signs this Separation Agreement, including, without limitation, (a) any alleged violation of any anti-discrimination, anti-harassment or anti-retaliation law, regulation or ordinance, any wage or hour law that may legally be waved, and any other local or international law, regulation or ordinance, (b) any and all rights, benefits or claims the CEO may have under employment contract, incentive compensation plan or equity-based plan with any member of the Company Group or to any ownership interest in any member of the Company Group (including the Service Agreement, the Plan, and the Retention Agreement), (c) any claim for compensation or benefits of any kind not expressly set forth in this Separation Agreement, and (d) any allegation for costs, fees or other expenses, including attorneys’ fees, incurred in or with respect to any of the foregoing. For the avoidance of doubt, nothing in this Separation Agreement releases the CEO’s rights to receive payments or benefits pursuant to clause 3 above, and in no event shall the released claims include any non-legally waivable claim.
8.2
The CEO’s entitlement to the separation benefits under the Plan, as specified in the Separation Agreement, is conditional upon the CEO’s continued compliance with the terms and conditions of the Plan, including the cooperation and availability obligations set out in section 6(b) of the Plan, and upon the CEO’s compliance with this Separation Agreement.
8.3
The CEO declares to have had the opportunity to carefully consider the terms of the Separation Agreement and to present it to his legal advisor. The CEO represents and warrants that, as of the time at which the CEO signs this Separation Agreement, the CEO has not filed or joined any claims, complaints, charges, or lawsuits against any member of the Company Group with any Government Agency (as defined below) or with any court or arbitrator for, or with respect to, a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which the CEO signs this Separation Agreement (excluding, for the avoidance of doubt, any whistleblower complaints protected under applicable law).
8.4
Nothing in this Separation Agreement prohibits or restricts the CEO from (a) filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”), (b) reporting violations of U.S. federal or state laws or regulations to a Government Agency, (c) making disclosures that are protected under U.S. federal and state whistleblower laws and regulations or (d) accepting any monetary reward in connection therewith.
9.
General Provisions
9.1
The tax consequences for the CEO as a result of the Separation Agreement are of no concern to the Company.
9.2
The Parties agree to observe full confidentiality with respect to the contents of the Separation Agreement. The duty of confidentiality also applies to the CEO's legal adviser.
10.
Choice of Law
10.1
The Separation Agreement is governed by Danish law.
11.
Jurisdiction
11.1
Any dispute arising out of or in connection with the Separation Agreement, including disputes regarding the existence or validity of the Separation Agreement, must be settled by arbitration before the Danish Institute of Arbitration according to the Institute's rules thereon as applicable at the time of institution.

12.
Period of Acceptance
12.1
The offer under the Separation Agreement is valid until 12 February 2026 at 5:00pm CET, after which it will lapse in full, unless the Separation Agreement has been signed by the CEO and returned to the Company on or before this date and hour.
13.
Signature
13.1
The Separation Agreement is signed in triplicate, one for each Party.

Date: February 9, 2026 For Galecto Biotech ApS /s/ Garrett Winslow
Garrett Winslow

Date: February 9, 2026 For Galecto Biotech AB /s/ Garrett Winslow
Garrett Winslow

Date: February 9, 2026 For Galecto, Inc. /s/ Carl Goldfischer
Carl Goldfischer
Date: February 9, 2026 /s/ Hans Schambye
Hans Thalsgård Schambye

Exhibit 10.11

EXHIBIT A

EQUITY AWARDS

Date of Grant	Award Type	Amount Granted	Vested as of Separation Date	Unvested as of Separation Date	Accelerated under Section 3.1 of the Separation Agreement
03/22/2020	Nonqualified Stock Options	270	270	-	-
03/22/2020	Nonqualified Stock Options	780	780	-	-
03/22/2020	Nonqualified Stock Options	728	728	-	-
06/24/2020	Nonqualified Stock Options	8,319	8,319	-	-
10/07/2020	Nonqualified Stock Options	20,798	20,798	-	-
01/05/2021	Nonqualified Stock Options	9,200	9,200	-	-
01/04/2022	Nonqualified Stock Options	11,500	11,500	-	-
01/04/2023	Nonqualified Stock Options	12,000	9,250	2,750	2,750
01/03/2024	Restricted Stock Units	8,000	5,360	2,640	2,640
10/09/2024	Nonqualified Stock Options	44,100	14,700	29,400	29,400
01/03/2025	Nonqualified Stock Options	16,400	4,442	11,958	11,958